EXHIBIT 99.2

Operator Comments:

Good afternoon, and welcome to INUVO’s 2023 Second Quarter Conference Call. Today’s conference is being recorded. Ms. Natalya Rudman of Crescendo Communications, please go ahead.

Natalya Rudman (Investor Relations) Comments:

Thank you, operator, and good morning.

I’d like to thank everyone for joining us today for the INUVO second quarter 2023 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we filed our 10-Q with the Securities and Exchange Commission this afternoon.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

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Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today's discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today's news release on our website.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Natalya and thanks, everyone for joining us today.

We are pleased to report that for the quarter ended June 30, 2023 INUVO revenue has grown 40% sequentially having delivered $16.7 million in revenue as compared to $11.8 million in the first quarter. On a year-over-year basis, Q2 2023 was down roughly 26% however, as I will discuss later in my closing remarks, current trends suggest that we could be back to year-over-year growth within the third quarter.

We had a roughly $1.8M AEBITDA loss in the quarter. While not yet audited, the July and August trends for Revenue & Adjusted EBITDA have continued to improve as we head into the typically stronger second half of the year. At 86%, gross margins were quite strong at the end of the quarter.

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Also, as reported, at the end of May, we raised an additional $4 million in the quarter. As a result, we have a solid balance sheet with approximately $5M of cash and cash equivalents, no debt and an unused borrowing facility of $5M, which provides us with the resources to support our aggressive growth strategy.

Let me now turn to some of the operational highlights. In 2021, we began working with one of our larger indirect clients on a new product they were planning to launch.  Throughout 2022 we were beta testing media performance associated with that product and building out the various custom capabilities required to support the anticipated growth and deliverables associated with the launch. The project was launched at the beginning of 2023. The scalability potential of this initiative is now reflected within the increase in our indirect sales, which represented roughly 80% of overall revenue in Q2.

Included in this development project for Inuvo, was the design of a system for the customization and enhancement of landing pages that has led to improvements in conversion and performance. Concurrently, and also as part of this initiative, we made investments that have improved our media buying tools and supporting infrastructure. These collective capabilities become increasingly important as the demand for these kinds of marketing services continues to grow.

The client in question has also required the scalability of content and Ad-Copy, including video. We have adopted several AI based 3rd party tools for these services that have significantly decreased the resources required to deliver these capabilities while also allowing us to leverage this development for future customers.

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Across our client base, and excluding our largest customer, we are currently delivering roughly 80 revenue generating campaigns, 20 of which are new in the quarter. Performance against client KPI’s remains very strong across those campaigns.

We added 10 new advertisers to the INUVO roster in the second quarter across industries that included financial services, entertainment, government and travel & tourism. As we have stated in the past, we’ve yet to find an industry where the Intentkey has not been able to perform. Notably, we also had 2 clients return to INUVO during the quarter. Those clients cited the insights generated by our AI combined with our support as the key reasons behind their return.

Throughout 2023, we have seen a steady increase in the frequency of articles and interviews that feature INUVO. Most recently we were interviewed for a national segment on Artificial Intelligence within Advertising on Yahoo Finance. Collectively, we have been interviewed and/or cited at least a dozen times already this year in notable publications like AdExchanger, Digiday, Media Post and more. In our home state, Arkansas Business had an excellent cover story about our company and how we are changing the advertising paradigm.

We’ve continued to increase the number of associates within the sales, marketing and account management teams. The total number within that organization now stands at 21. At the end of the second quarter, we had 84 associates.

Leading our go-to-market strategy and execution, and a member of the executive team is our newly appointed President, Barry Lowenthall. Barry brings a significant collection of knowledge, experience and relationships across the advertising industry, having most recently been the CEO of the Agency MediaKitchen. Among Barry’s considerable successes includes the distinction of having been a founding member of one of the industry's first programmatic advertising trading desks.

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As mentioned in the announcement that accompanied Barry’s appointment, INUVO is at an important milestone in its evolution. We were well ahead of the competition with our vision that using consumer data and identity for advertising was to become obsolete. In the nearly 6 years since we started building out our large language model generative AI to meet that future, various governmental and technological changes have made this prediction a virtual certainty.

Technologically, Apple has been systematically incorporating changes designed specifically to eliminate all methods used to identify consumers. They now for example allow their users to access a private VPN, which obfuscates the consumers IP address; they have completely eliminated third party cookies, which has been the place where identity has historically been stored; they now allow their users to generate alias email addresses and in their latest IOS release, have now also added changes that prevent consumer tracking within the URL address.

Legislatively, the general data protection regulation in Europe was enacted in 2018, followed shortly thereafter by the California consumer privacy act. There are now 11 states with consumer data privacy laws and another 5 states with active bills.

Barry’s short-term mission is to ensure we have the pipeline, organization, products and services to meet the growing demands of this changing industry. Specifically for the identification and targeting of audiences without identity, we remain many years ahead of any other comparable solution.

As a technology company at the forefront of artificial intelligence, we continue to make significant product advancements. We launched an enhanced version of our client GUI that includes an integration with ChatGPT; We launched the first online portal where any audience can be generated on demand for any product service or brand; We designed the first of its kind AI system that predicts suitable television programs based on the reasons behind why audiences are interested in any brand and we made generally available a significant advancement in machine learning wherein our AI can now predict and report the performance contribution of media across channels.

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This latter development addresses the #2 industry challenge behind finding & targeting audiences facing marketers in a cookieless privacy first future. All these developments, and the many more to come, are increasing the technological barriers between INUVO and its competitors.

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Ruiz (CFO) Comments:

Thank you, Rich, and good afternoon. I will recap the financial results for our second quarter of 2023.

As Rich mentioned, Inuvo reported revenue of $16.7 million for the quarter ended June 30, 2023; $6 million lower than the $22.7 million reported in the second quarter of the prior year.

As has been discussed on prior calls, the lower revenue this year was due mostly to the loss of a Direct Customer in the fourth quarter of last year. Due to the loss of that customer and as Rich discussed, the launch of a new product with an Indirect Customer, the revenue mix has changed. This year’s second quarter revenue is composed of 80% from Indirect Customers compared to 46% last year. The change in revenue mix has had a positive impact on gross margins. As we expect revenue from our Indirect Customers to continue to grow, this revenue mix should persist for the remainder of the year.

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Cost of revenue was $2.4 million in the second quarter of 2023 compared to $9.3 million in the same quarter last year. Cost of revenue is predominately payments to advertising exchanges that provide access to a supply of advertising inventory into which we serve advertisements using information predicted by the IntentKey artificial intelligence. These advertisements are placed on behalf of our clients.

Gross profit for the second quarter ended June 30, 2023 totaled $14.3 million as compared to $13.4 million for the same period last year. Gross profit margin for the second quarter of 2022 was 86% as compared to 59% for the same period last year reflecting the higher margins of the Indirect Customer business. We expect Inuvo gross margins for the remainder of the year to be roughly in line with the results of this quarter.

Operating expenses were $17.6 million in the second quarter of 2023 compared to $16.2 million in the prior year, an increase of $1.4 million. We had roughly $1.1 million of non cash-based expenses in the quarter.

The largest component of operating expense is marketing costs. Marketing costs are predominantly traffic acquisition costs. Marketing costs were $12.1 million in the second quarter of this year compared to $11 million in the same quarter last year. Going forward, we expect marketing costs as a percentage of revenue to continue at a similar pace as in the second quarter of this year.

Compensation expense was $3.3 million in the second quarter this year compared to $3.2 million in the prior year primarily due to higher employee salary cost. Our full-time and part-time employment was 84 on June 30, 2023, compared to 83 on June 30, 2022.

The majority of the increase in headcount occurred within sales, sales support, account management and corporate administration with the hiring of a President.

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General and administrative expense increased by $301 thousand in the second quarter this year compared to the prior year due to higher doubtful account allowance, depreciation and amortization expense and professional fees, partially offset by lower marketing expense and travel & entertainment expense.

Net financing costs were $38 thousand in the second quarter of 2023 compared to a $3 thousand income in the same quarter last year. The expense is primarily associated with the maintenance of the line of credit and various IT equipment leases.

We reported a net loss of $3.4 million or 3¢ per basic share compared to a $3.2 million net loss or 3¢ per basic share in the same quarter last year.

On June 30, 2023, we had cash and cash equivalents of $5 million, and a net working capital of $2 million. In addition, we have a $5 million working capital line of credit which had no outstanding balance.

During the quarter, we raised $4.0 million in gross proceeds in a registered direct offering, through the sale of an aggregate of 16,000,000 shares of our common stock. In addition, in April we sold 174 thousand shares under an at-the-market agreement with an investment banking firm.

We maintain a simple capital structure with 138 million common shares outstanding, 6.9 million employee restricted stock units outstanding through an equity incentive plan and 300,000 warrants to purchase common stock.

Now, I’d like to turn the call back to Rich for closing remarks.

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Richard Howe (CEO) Closing Comments:

Thanks, Wally, we had strong sequential growth for the quarter, up 40% to $16.7M. Within the first half of the year, we continued to make significant advancements both in the technology and the services that will be required to scale our company and we have an initiative with one of our largest clients that is scaling.

Consequently, we are forecasting to be back to year-over-year growth within the third and fourth quarters of 2023 and expect to turn the corner to positive free cash flow within the second half of the year. Both June and July unaudited revenue was up double-digit year-over-year.

We will continue to invest in sales and awareness programs so we can capitalize on the demand associated with a changing market driven by privacy concerns from government, technology and consumers.

To this end, we’ve also recently retained a well-respected New York based PR firm to help us capitalize on this growing demand for information related to AI and its applicability to the Privacy challenge facing the advertising industry.

I will now turn the call over to the operator for questions. Operator?

Richard Howe Final Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.

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